                                                                   EXHIBIT 10.18


                               CO-PACK AGREEMENT


     THIS CO-PACK AGREEMENT (the "Agreement") is dated as of May 6, 1996. The parties are CAMPBELL SOUP COMPANY, a New Jersey corporation, whose address is Campbell Place, Camden, New Jersey 08103 ("Seller") and SHELLFISH ACQUISITION COMPANY, LLC, a Delaware limited liability company, whose address is c/o Dartford Partnership L.L.C., 801 Montgomery Street, Suite 400, San Francisco, California 94133 ("Buyer").

BACKGROUND

Buyer desires to purchase from Seller certain products.

Seller desires to manufacture and sell such products to Buyer on the terms and conditions set forth below.

Intending to be legally bound, Buyer and Seller agree as follows:

TERMS AND CONDITIONS

     1.  Defined Terms.

     Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Asset Purchase and Sale Agreement, dated as of January 17, 1996, between Buyer and Seller.

     2.  Products.

     Products mean those frozen fried coated seafood and specialty vegetable products set forth on Exhibit A.

     3.  Term of Agreement.

     The term of this Agreement shall commence on May 6,1996 and shall continue for a period of ninety (90) days (the "Co-Pack Period"). Buyer may extend the Co-Pack Period for an additional 30 days on terms to be agreed upon by Buyer and Seller, provided Buyer notifies Seller in writing of its intent to extend the term at least 30 days prior to the expiration of the Co-Pack Period.

     4. Manufacture and Supply of Product.

     During the Co-Pack Period and subject to the terms and conditions hereof, Seller will (i) manufacture, package and sell to Buyer Products; (ii) transport, store and distribute Products through Seller or third party or Buyer warehouses to Buyer's brokers and/or customers; and (iii) store Buyer's inventory of raw materials and work in process ("Buyer's Materials").

     5.  Fees.

     a.  Manufacturing Cost.

               1. Ingredient and packaging costs will be billed at actual (yielded) cost of production consisting of invoice price for materials plus freight and storage.

               2. Labor and variable expense costs will be billed based on the schedule set forth on Exhibit A for each Product. This schedule is based on total production over the Co-Pack Period of seven hundred fifty thousand (750,000) cases (the "Minimum Product Amount"). If Buyer does not purchase the Minimum Product Amount during the Co-Pack Period, Buyer will pay Seller an additional charge of $0.50 per case for every case manufactured under 750,000 cases, which sum shall be payable fifteen (15) days after the expiration of the Co-Pack Period.

               3. Fixed plant overhead will be billed at the rate of $147,000 per month and prorated for any partial month during the term of this Agreement.

          b.  Distribution Cost.

                    1. Buyer will pay Seller (i) a fee of $.70 per case for freight from the Omaha plant to a Seller distribution center and all distribution center storage and handling costs (this expense will be billed monthly based on the number of cases sold), and (ii) the full cost of freight charges for shipment of Product from Seller distribution centers to customers (the amount will be based on case cube on the truck as determined by Seller's outside freight payment agency, and this expense will be billed monthly). In addition, Seller will continue to offer customers an $.08 case distribution allowance for full truckloads of product, and Buyer will be charged its proportionate share of such allowance.

                    2. If Product is shipped directly from a Seller manufacturing site to a Buyer distribution center, Seller will invoice Buyer for all charges incurred in connection with such transfer. At Buyer's option, these shipments will be on wood pallets which will be billed to Buyer at the rate of $6 per pallet. These cases will not be maintained in Seller's inventory system.

     6.  Payment.

     Payment for the fees incurred and set forth in Paragraph 5 above will be handled through the monthly cash settlement process, the format of which is set forth on
     Exhibit B and the mechanics of which are more fully set forth in the Transition
     Services Agreement dated as of May 6, 1996, between Buyer and Seller.

7.   Procurement and Inventory.

          a. Seller will use Buyer's supply of Inventories for the manufacture of Product.

          b. Seller will perform the purchasing function for all necessary ingredient and packaging materials based on projections supplied and/or approved by Buyer. Notwithstanding the foregoing, all necessary purchases of fish shall be at the direction of Buyer. Seller will not be liable for production shortfalls due to unavailability of or delays in the supply of fish to Seller by Buyer.

          Buyer will, at Buyer's expense, promptly arrange for new packaging which identifies Buyer as the manufacturer of Product for all Product manufactured during the Co-Pack Period. Buyer agrees that immediately after approval from all Governmental Entities are obtained, it will take all necessary action to change film so that the packaging can be revised. Seller will continue to pack Products using existing packaging until Buyer's new packaging arrives.

8.    Manufacturing/Storage/Delivery.

          a. Seller will manufacture the Products as required by Buyer's monthly production plan, the first month of which will be based on Seller's estimate of production requirements. Buyer will use best efforts to deliver production plans to Seller for each remaining month during the Co-Pack Period, specifying the type and quantity of each Product to be delivered, at least twenty (20) days in advance of the start of such month and will deliver final production plans at least five (5) business days in advance of the start of such month ("Buyer's Final Production Schedule"). Buyer will be responsible for purchasing all quantities of Products ordered pursuant to Buyer's Final Production Schedule. Seller will not be responsible for any product shortages due to Buyer's sales forecasting errors.

          b. Seller will store Products and Buyer Materials at existing Seller plants and distribution centers and third party and Buyer warehouses. Buyer shall have free access to all locations where Products are stored for the purpose of inspection, counting and monitoring shipments and shipping records. Seller will be responsible for all damages/disappearances that take place while Product and Buyer Materials are stored in Seller controlled distribution centers. Buyer will use its best efforts to remove all Product and Buyer Materials from all Seller facilities or third party warehouses on or before the expiration of the Co-Pack Period. If any Product or Buyer Materials remain in Seller's facilities or third party warehouses more than 15 days after the expiration of the Co-Pack Period, Buyer will pay Seller a storage fee of $.20 per case per month for Product and $5.00 per pallet space per month for Buyer Materials.

          c. Shipments from Seller's distribution centers to customers will be consistent with current practice (i.e., Product will be shipped on the same trucks with other of Seller's frozen products).

9.   Specifications; Quality Assurance and Samples.

          a. Seller will manufacture Product in accordance with Seller's existing quality requirements for the manufacture of such Product as of the commencement of the Co-Pack Period and in accordance with all applicable federal, state and local government regulations or requirements (the "Product Specifications"). Buyer acknowledges and agrees that Seller has no obligation to do any product development work under this Agreement.

          b. Seller will package Product in accordance with Seller's existing packaging standards and specifications as of the commencement of the Co-Pack Period and in accordance with all applicable federal, state and local government regulations and requirements (the "Packaging Specifications"). Buyer acknowledges and agrees that Seller has no obligation to do any packaging design or redesign work under this Agreement.

          c. Buyer shall have the right to have its Quality Control representative make periodic inspections during normal working hours. Buyer's Quality Control representative will have the right to review the processing and packaging of the Products, the finished goods inventory, the equipment used to manufacture Product, quality control records, and the packaging and ingredient storage area. This provision is limited to those areas and records of Seller involving Buyer's Products only.

          d. Seller will provide Buyer with production samples of the Products upon Buyer's reasonable request. Seller will also provide copies of production records at Buyer's reasonable request. Sales samples will be provided when requested at Buyer's expense.

     10.  Conformance to the Products Coding/Laws and Regulations.
          -------------------------------------------------------

     Seller warrants that the Products delivered to Buyer under this Agreement will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, including, but not limited to, the Food Additives Amendment of 1958, and will not be an article which may not, under the provisions of Sections 404 and 505 of the Act, be introduced into interstate commerce.

     11.  Acceptance.
          ----------

     Buyer shall not be deemed to have accepted the Products delivered unless the Products meet the Product Specifications and Packaging Specifications. Any Product that has been packed but does not meet Product Specifications or Packaging Specifications may not be sold to any source without written approval of Buyer. Buyer has the right to reject any Product that does not meet Product Specifications or Packaging Specifications.

     12.  Equipment.
          ---------

          (a) Seller will perform routine maintenance, at a level and in a manner as historically performed by Seller, on all machinery and equipment used for manufacturing Product ("Equipment"). Buyer shall be fully responsible for all non-routine or otherwise extraordinary repairs or maintenance, and for any replacement of Equipment, as needed.

          (b) Seller may use Buyer's Equipment for the production of fish products for Swanson dinners, subject to availability in light of Seller's or Buyer's production requirements. Seller will pay Buyer $0.031 per pound for minced production and $0.025 per pound for fillet production.

     13.  Right to Designate Change.
          -------------------------

     Buyer reserves the right (but shall have no obligation) to introduce improvements or new formulations for the Products at any time during the Co-Pack Period, provided such improvements or new formulations are communicated to Seller with sufficient lead time and Buyer assumes any additional expense incurred in implementing such changes. Buyer also reserves the right to introduce new packaging for the Products during the Co-Pack Period, provided Buyer provides sufficient lead time, any such packaging identifies Buyer as the manufacturer of Product and Buyer assumes any additional expense incurred in implementing such change. Seller will use all reasonable diligence and its best efforts to effect any such changes designated by Buyer within a reasonable time.

     14.  Insurance.
          ---------

     Buyer will, at its expense, insure the Equipment on or before the commencement of the Co-Pack Period.

     15.  Confidentiality.
          ---------------

          a. Seller will keep in confidence any information supplied to Buyer, either before or after the date of this Agreement, regarding formulas, specifications, packaging concepts and customer lists relating exclusively to the Mrs. Paul's Business. Seller agrees not to use such information for other uses during or after the Co-Pack Period. Buyer's confidential information will be and remain the sole property of Buyer and its assigns. Seller hereby agrees that it will use the same degree of care which it normally uses to protect its own confidential information to prevent disclosing to third parties Buyer's confidential information. Notwithstanding the foregoing, this paragraph will not apply to any information which Seller can demonstrate was, at the time of disclosure of it, in the public domain through no fault of Seller, was received by Seller after disclosure to it from a third party who had a lawful right to disclose such information to Seller; or was independently developed by Seller, provided that such Buyer confidential information was not sold by Seller to Buyer.

          b. During the term of this Agreement, Buyer and its employees may from time to time have access to confidential information relating to the operation of Seller and its affiliates other than the Mrs. Paul's Business. Buyer agrees that such confidential information shall be retained in strict confidence and not disclosed to any third party; provided that confidential information shall not include information that: (i) is known or becomes known to the general public through no violation of this Agreement; (ii) was in Buyer's possession prior to its being furnished to Buyer by or on behalf of Seller; (iii) becomes available to Buyer from a source other than Seller, provided that such source is not known by Buyer to be bound by a confidentiality agreement with, or by a fiduciary or legal obligation to, Seller or any other party with respect to such information; or (iv) Buyer can prove was independently developed by it without use of the confidential information. Buyer shall inform its agents and employees of the confidential nature of the Seller's confidential information and shall be responsible for the breach of any provision of this
          Section 15 by its agents or employees.

          c. The provisions of this Section 15 shall remain in full force and effect in accordance with their terms for a period of three (3) years from the date this Agreement expires or is earlier terminated.

     16.  Termination For Breach or Default.
          ---------------------------------

     In the event either party is in breach or default of any of its obligations under this Agreement, the other party may give written notice to the party in breach or default, after which the party in breach or default shall have an opportunity to cure the breach or default within 30 days of the receipt of such notice. The notice shall describe the breach or default to be cured. If such breach or default is not cured within such 30-day period, this Agreement may be terminated, without liability, at the election of the non-defaulting party.

     17.  Indemnification.
          ---------------

     Seller agrees to indemnify and hold Buyer harmless against any and all claims, liabilities, loss, expenses (including legal costs) or demands arising out of or in connection with the Products except to the extent such claims, liabilities, loss, damages, demands or expense are caused by Buyer's negligence. Buyer shall give Seller notice of any claim against Buyer which may give rise to Seller's indemnification obligation hereunder. Buyer and Seller will jointly decide how best to defend against such claims.

     18.  Trademarks.
          ----------

     Nothing herein contained shall be deemed to give either party any claim or right in the labels or in the trademarks of the other during or after the Co-Pack Period.

     19.  Force Majeure.
          -------------

          a. Failure of performance of any obligation under this Agreement by either party, if occasioned by Act of God, strike or lockout, public enemy, fire, explosion, perils of the sea, flood, drought, war, riot, sabotage, accident, embargo or circumstance of like or different character beyond the control of the failing party shall not subject either party to any liability to the other party.

          b. If, by reason of the provision of this Paragraph 19, either party is substantially prevented from performing for a period of 30 consecutive days or more, the party able to perform may cancel this Agreement by giving written notice to that effect to the other party. In such event, this Agreement will be concluded, without liability, upon the notice on the part of either party.

     20.  Assignment.
          ----------

     This Agreement may not be assigned by Seller. Buyer may assign this Agreement to Van de Kamp's, Inc.

     21.  Entire Agreement.
          ----------------

     This instrument constitutes the entire Agreement between the parties with respect to the supply by Seller of Products to Buyer and supersedes all prior written or oral understandings between the parties. No modifications of this Agreement whatsoever will be effective unless in writing and signed by both parties.

     22.  Counterparts.
          ------------

     This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     23.  Notices.
          -------

     All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, or upon receipt of "good" transmission if sent by telecopy, as follows:

          To Seller:       Campbell Soup Company
                           Campbell Place
                           Camden, New Jersey 08103-1799
                           Attention:  Corporate Secretary

          with a copy to:  Linda A. Lipscomb, Esquire
                           Deputy General Counsel
                           Campbell Soup Company
                           Campbell Place
                           Camden, New Jersey 08103-1799

          To Buyer:        Shellfish Acquisition Company, LLC
                           c/o Dartford Partnership, L.L.C.
                           801 Montgomery Street, Suite 400
                           San Francisco, California 94133
                           Attn:  President
     with a copy to:    Richards & O'Neil, LLP
                        885 Third Avenue
                        New York, New York 10022
                        Attn:  Craigh Leonard

Any party may change its address for purposes of this section by giving the other party written notice of the new address in the manner set forth above.

24.  No Waiver.

No waiver of any of the provisions of this Agreement shall be deemed a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. If any provision of this Agreement is held ineffective for any reason, the other provisions of this Agreement shall remain effective.

25.  Governing Law.

This Agreement shall be interpreted and construed in accordance with New Jersey law and that law shall apply to any claim that arises from or is in any way related to this Agreement or the performance of this Agreement.

26.  Arbitration and Limitation of Damages.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction hereof. In no event shall either party claim or be entitled to receive an award of punitive or exemplary damages, whether in contract, tort or otherwise, and both parties hereby irrevocably waive any such claim or award. (This limitation of damages does not, however, in any way, limit Buyer's right to seek recovery under the Indemnity section of this Agreement.)

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.


                                       CAMPBELL SOUP COMPANY

                                           /s/  Kathleen MacDonnell
                                       By: ____________________________________
                                           Name:   Kathleen MacDonnell
                                           Title:  President, Frozen Foods Group


                                       SHELLFISH ACQUISITION COMPANY, LLC

                                           /s/ James B. Ardrey
                                       By: _____________________________________
                                           Name:   James B. Ardrey
                                           Title:  Member

                                   EXHIBIT A

MRS. PAUL'S KITCHENS

                                     PROJECTED                 FOR FINISHED GOODS
                                    PRODUCTION   CO-PACKING   SHIPPED TO CUSTOMER
                                       CASES        RATE
                                    -----------------------  ---------------------
                                                             I/V FREIGHT & STORAGE
                                                             ---------------------
10179  BATTER DIPPED                    4,000      $7.280            $0.700
10207  C.C. FLT (4)-8 OZ.              67,000      $1.572            $0.700
10208  C.C. FLT (7)-11.9 OZ.           82,000      $2.302            $0.700
10213  BAT DIP COD FILLETS             75,000      $3.320            $0.700
10214  C.C (10-6.7 OZ.                 53,000      $2.090            $0.700
10215  C.C. (16)-10.6 OZ.              94,000      $2.776            $0.700
10230  C.C. FLT (10-19.2 OZ.           24,000      $3.283            $0.700
10231  C.C. FLT (10)                   22,500      $2.389            $0.700
10232  LT COD                          26,500      $2.498            $0.700
10233  LT FLOUNDER                     49,000      $2.517            $0.700
10234  LT SOLE                         14,500      $2.508            $0.700
10235  LT. HADDOCK                     19,500      $2.498            $0.700
10243  C.C. (30)-20.1 OZ.              30,500      $4.304            $0.700
10244  C.C. (30)-8 PACK                12,500      $2.859            $0.700
10291  MPK FISH SANDWICH                    -      $2.842            $0.700
11116  LT FILLETS & BUTTER SAUCE       16,500      $1.866            $0.700
11189  LT BAT STK-(16)                 19,500      $6.466            $0.700
       TRADITIONAL                    610,000
10178  MINCED STICK                     4,000      $6.712            $0.700
11127  MINCED FISH STKS               164,000      $3.313            $0.700
11128  MINCED FILLETS                  29,000      $3.972            $0.700
11198  MINCED FLT                      38,000      $1.558            $0.700
11199  10 COUNT MINCED STK             69,000      $1.970            $0.700
       BUDGET                         304,000
11101  DEV CRABS (2)                   78,000      $1.527            $0.700
11102  FAM DEV CRABS 5                 18,500      $2.888            $0.700
11103  DEV CRAB MIN                    10,000      $1.961            $0.700
11105  FRIED SCALLOPS                  14,000      $2.101            $0.700
11109  FISH CAKES                      49,000      $1.742            $0.700
11117  FRIED CLAMS                          -           -            $0.700
       SPECIALTY SEAFOOD              169,500
11133  CANDIED YAMS                    85,000      $1.528            $0.700
11135  ONION RINGS-8 OZ.               43,000      $1.815            $0.700
11137  EGGPLANT PARMIGIANA             24,500      $1.809            $0.700
11140  CORN FRITTER                     5,500      $2.744            $0.700
11141  APPLE FRITTER                    4,000      $2.798            $0.700
11142  SWEETS & APPLES                 17,000      $2.215            $0.700
11144  FAMILY YAMS                     20,500      $1.849            $0.700
11145  ONION RINGS-14 OZ.              10,500      $2.328            $0.700
       SPECIALTY VEGETABLE            210,000                        $0.700
10280  HTHY TRSRS STKS 10                                            $0.700
10281  HTHY TRSRS FILL 2                                             $0.700
10282  HTHY TRSRS STKS 16                                            $0.700
10284  HTHY TRSRS FILL 4                                             $0.700
11129  FISH NUGGETS                                                  $0.700
11163  BTR MINCED PRT                                                $0.700
11130  KIDS SHAPES                                                   $0.700
10160  SHRIMP GARLIC HERB                                            $0.700
10182  SHRIMP SPEC RECIPE                                            $0.700
       OTHER
                                    ---------
       GRAND TOTAL                  1,293,600

                                   EXHIBIT B


               Following is a sample cash settlement worksheet:


EBIT                                                         $

  ADD OR SUBTRACT:

    Finished Product Shipped to Buyer                        -
    distribution centers.

      Net Change in F.P. Inv. Acct.                          +/-

      Net Change in Ingred., Pack.                           +/-
      and Non-Ingred. Invent. Accts.

      Net Change in Accts. Rec.                              +/-

      Net Change in Liab.                                    +/-

      Transition Service Fee                                 -248,000

        BUYER OWES
                                                             ---------